Exhibit 99.1

Sphere 3D Corp. Provides Bitcoin Production and Mining Updates for March 2023

  Production grew month over month at 37.35 bitcoin
  Operations achieved 91.0  BTC/EH efficiency
  Uptime was 94 % For March 2023
  Bitcoin produced 1Q23 were 110.25

Toronto, Ontario--(Newsfile Corp. - April 17, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, provides results of its Bitcoin mining operation for the month ended March 31, 2023.

CEO Comments

"We produced bitcoin at a steady rate during March. We are proud to announce a partnership with Rebel Mining who will be taking a large portion of our fleet. Their depth and breath of experience make them a perfect partner to deploy the rest of our fleet. With the miners currently being deployed to Missouri in March and April, our fleet will be fully homed, and upon energization, we will be at approximately 1.5EH/s. We believe we will have a significant portion of this EH/s energized by end of May." Said Patricia Trompeter, CEO of Sphere 3D. "We are looking forward to working with Rebel as we install and energize the remainder of our Fleet."

"Rebel Mining Company has state of the art facilities managed by a world class leadership team.  We are excited to partner with Sphere 3D who will deploy in our Missouri and Texas facilities over the next 30 - 60 days.  We look forward to getting them energized and bringing our depth of crypto mining knowledge to Sphere.  Our commitment to our customers and a high operational standard sets us apart in this industry and we are looking forward to working together." Said Neil Galloway, COO Rebel Mining.

Compute North Update

We continue to work with Compute North and their bankruptcy lawyers for the return of our deposit through the Chapter 11 process. As previously disclosed, we filed our financial claim with the US Bankruptcy Court in February 2023, and must wait for the process to continue.

Miner Delivery Update

We have begun deployment to several hosting partners for May energization. We are currently deploying miners to a facility in Missouri for anticipated energization in May. In addition, we  expect to deploy the remaining fleet to an existing hoster be hashing in the next 60 days. With deployments above, we will have successfully placed the majority of our fleet.

Core Scientific Update

As previously disclosed by the Company, Sphere 3D filed an arbitration request against Core Scientific ("Core") on its claim for the non-refunded portion of the Company's advanced deposits. Core subsequently filed for restructuring under Chapter 11 on December 21, 2022, citing burdensome debt obligations as a result of rising energy prices and the decline in the price of bitcoin. We continue to work with the US Bankruptcy court to monitor the progress. Sphere 3D has engaged counsel and is vigorously pursuing every available option to recover its funds.

Bitcoin Production and Holdings Update

In March 2023, Sphere 3D produced 37.35 Bitcoin, or 1.20 per day. Sphere 3D's mining fleet operated at 91.0 BTC/EH efficiency.

During March 2023, the Company employed a Hybrid strategy of liquidating during bitcoin price upswings and HODL for the remainder of its holdings. The Company used approximately 28.33 Bitcoin during the month to fund working capital, and prepaid hosting deposits for our S19J Pros.

Bitcoin held by the Company represents a fair market value of approximately $0.6 million based on the Bitcoin price of $28,489 on March 31, 2023. As of March 31, 2023, the Company was operating approximately  4,330 S19j Pros miners delivering a production capacity of approximately 446 PH/s.

Figure 1

CEO Closing   Remarks

"We continue to make progress as we deploy the rest of our fleet. When fully energized we increase our production to 1.5 EH/s. We focused on execution in March to prepare ourselves for a strong second quarter. I am excited to get all 1.5EH/s up and going in second quarter, and our efforts in the first quarter made this possible!"

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally related to future events including the timing of the proposed transaction and other information related proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject  other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the Sec from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com